Exhibit 99.1

Contact:
Kosan Biosciences	Vida, LLC
Susan M. Kanaya	Stephanie Diaz (investors)
Chief Financial Officer	415-885-2298
510-732-8400 ext. 5227	Tim Brons (media)
646-319-8981

FOR IMMEDIATE RELEASE

Kosan Reports Second Quarter and Six Month Financial Results

4.5x Increase in Year-to-Date Revenue Over Prior Year

HAYWARD, CA. July 24, 2003 – Kosan Biosciences Incorporated (Nasdaq: KOSN) today reported financial results for the quarter and six months ended June 30, 2003. Kosan reported revenues of $9.3 million and $14.5 million in the three and six months ended June 30, 2003, compared to $1.5 million and $3.2 million in the same periods in 2002, representing an $11.3 million increase year-to-date over the same period last year. This increase primarily reflects contract revenue associated with Kosan’s partnership with Roche to jointly develop and commercialize KOS-862, including a $2.0 million milestone payment in the second quarter.

Kosan reported a quarterly net loss of $0.5 million, or $0.02 per share, compared to $6.4 million, or $0.26 per share, in the same period last year. For the six months ended June 30, 2003, Kosan reported a net loss of $3.1 million, or $0.12 per share, compared to $10.3 million, or $0.42 per share in the same period in 2002. At June 30, 2003, cash, cash equivalents and marketable securities totaled $75.6 million compared to $80.5 million at December 31, 2002.

Total operating expenses were $10.0 million and $18.1 million for the three and six months ended June 30, 2003, compared to $8.4 million and $15.6 million in the same periods last year. These increases were primarily attributable to the production and clinical testing of KOS-862 and further investment in Kosan’s geldanamycin analog program. Phase II clinical trials are planned to be initiated for both KOS-862 and 17-AAG, Kosan’s lead geldanamycin analog, in the second half of 2003.

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Q2 Earnings – Page 2

Kosan Biosciences Incorporated is a biotechnology company that has proprietary genetic engineering technologies to develop drug candidates from polyketides, a rich source of pharmaceuticals. Kosan is currently focused on the creation of new polyketides and the improvement of existing drugs for the treatment of cancer and infectious disease.

This press release contains “forward-looking” statements. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

FINANCIAL TABLE FOLLOWS

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Q2 Earnings – Page 3

Selected Financial Information

Condensed Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Contract revenue	$8,588	$925	$12,935	$1,850
Grant revenue	671	590	1,582	1,327

Total revenues	9,259	1,515	14,517	3,177
Operating expenses:
Research and development	8,716	7,159	15,597	13,106
General and administrative	1,277	1,242	2,525	2,502

Total operating expenses	9,993	8,401	18,122	15,608

Loss from operations	(734)	(6,886)	(3,605)	(12,431)
Net interest income	213	496	502	1,117
Realized gain on investment	—	—		990

Net loss	$(521)	$(6,390)	$(3,103)	$(10,324)

Basic and diluted net loss per common share	$(0.02)	$(0.26)	$(0.12)	$(0.42)

Shares used in computing basic and diluted net loss per common share	25,416	24,851	25,366	24,742

Condensed Balance Sheets

(in thousands)

	June 30, 2003	December 31, 2002
	(unaudited)
Cash, cash equivalents and marketable securities	$75,564	$80,538
Total assets	$89,601	$91,590
Deferred revenue	$10,621	$11,771
Total liabilities	$21,435	$20,750
Total liabilities and stockholders’ equity	$89,601	$91,590
Shares issued and outstanding	25,548	25,392

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